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                                                                     EXHIBIT 4.5


                            NEXTERA ENTERPRISES, INC.


                                December 28, 1998

Sibson Persons
c/o Roger Brossy
Sibson & Company
10960 Wilshire Blvd.
Suite 1990
Los Angeles, California 90024



Dear Roger:

        This letter will serve to set forth in writing our agreement relating to certain matters associated with the Stockholders Agreement dated August 31, 1998, by and among Nextera Enterprises, Inc., Nextera Enterprises, L.L.C., and the individuals and other parties listed on the signature pages thereof, and the First Amendment To Stockholders Agreement dated December 15, 1998 (collectively, the "Stockholders Agreement"). All terms used herein which are not otherwise defined herein shall have the same meaning as set forth in the Stockholders Agreement.

        The First Amendment replaces Section 12.1 of the Stockholders Agreement with a new Section 12.1 which provides that the Stockholders Agreement may be amended solely to add additional parties to the Stockholders Agreement as Stockholders upon the affirmative vote of a majority of the members of the Board of Directors of the Company. Notwithstanding the foregoing, the Company agrees that it will not add additional parties to the Stockholders Agreement without the consent of Stockholders holding a majority of the Shares held by Sibson Persons, other than as follows:

        1. Those persons who receive stock of the Company in connection with the transaction involving the contribution of the stock of Lexecon Inc. to the Company (the "Lexecon Transaction")



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and those persons who exercise stock options that are received in connection with the Lexecon Transaction may be added to the Stockholders Agreement as Stockholders without the consent of the Sibson Persons.

        2. Those persons who receive stock of the Company in connection with the transaction involving the purchase of the stock of The Alexander Corporation Limited by the Company (the "Alexander Transaction") and those persons who exercise stock options that are received in connection with the Alexander Transaction may be added to the Stockholders Agreement as Stockholders without the consent of the Sibson Persons.

        3. Those persons who receive stock of the Company in connection with the provisions of the Share Purchase Agreement dated August 31, 1998, by and between Sibson Acquisition, Co. and the holders of the shares of Sibson Canada Inc. (the "Sibson Canada Transaction") and those persons who exercise stock options that are received in connection with the Sibson Canada Transaction may be added to the Stockholders Agreement as Stockholders without the consent of the Sibson Persons.

        4. Those persons who exercise stock options that are issued pursuant to a corporate stock option plan that replaces any plan of Nextera LLC that was in existence on September 1, 1998, may be added to the Stockholders Agreement as Stockholders without the consent of the Sibson Persons.


                                       Sincerely,

                                       Nextera Enterprises, Inc.,
                                       a Delaware corporation


                                       By: /s/ Stanley E. Maron
                                           -----------------------------------
                                           Stanley E. Maron
                                           Its Secretary